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                                                                  EXHIBIT (a)(4)


                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of

                            Cobra Golf Incorporated

                                       at

                              $36.00 Net Per Share

                                       by

                                   HCAC, Inc.

                          a wholly-owned subsidiary of

                             American Brands, Inc.


         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JANUARY 23, 1996, UNLESS EXTENDED.


                                                               December 22, 1995

To Brokers, Dealers,
 Commercial Banks, Trust
 Companies and Other Nominees:

  We have been appointed by HCAC, Inc., a Delaware corporation (the "Purchaser"), and American Brands, Inc., a Delaware corporation (the "Parent"), to act as financial advisor and Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of Cobra Golf Incorporated, a Delaware corporation (the "Company"), at a purchase price of $36.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 22, 1995 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available, or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 2 of the Offer to Purchase.

  Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  The Offer is conditioned upon, among other things, (1) Shares constituting a majority of (i) the outstanding Shares (determined on a fully diluted basis) and (ii) the outstanding Shares (determined on a fully diluted basis) not owned beneficially or of record by the Company's directors or officers being validly tendered and not withdrawn prior to the expiration of the Offer, and (2) the expiration or termination of applicable antitrust waiting periods. The Offer is also subject to other terms and conditions contained in the Offer to Purchase. See the Introduction and Sections 1, 15 and 16 of the Offer to Purchase.

  Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

    1. The Offer to Purchase, dated December 22, 1995.

    2. The Letter of Transmittal for your use to tender Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.
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    3. The Letter to Stockholders of the Company from the Chairman of the
  Board of the Company accompanied by the Company's
  Solicitation/Recommendation Statement on Schedule 14D-9.

    4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if certificates for Shares and all other documents are not immediately available or cannot be delivered to First Chicago Trust Company of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

    5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

    7. A return envelope addressed to the Depositary.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JANUARY 23, 1996, UNLESS EXTENDED.

  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which would constitute a majority of (i) the outstanding Shares (determined on a fully diluted basis) and (ii) the outstanding Shares (determined on a fully diluted basis) not owned beneficially or of record by the Company's directors or officers.

  The Board of Directors of the Company has by a unanimous vote of those members present approved the Offer, the Merger (as defined below) and the Merger Agreement (as defined below), determined that the terms of the Merger Agreement, and the Offer and the Merger contemplated thereby, are fair to and in the best interests of the stockholders of the Company and recommends that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

  The Offer is being made pursuant to the Agreement and Plan of Merger dated as of December 18, 1995 (the "Merger Agreement"), among the Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of the Parent (the "Merger"). In the Merger, each issued and outstanding Share (other than Shares owned by the Company as treasury stock, Shares owned by any subsidiary of the Company, Shares owned by the Parent or the Purchaser or any subsidiary thereof, or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive $36.00 per Share, in cash, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase.

  In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Depositary and either Share Certificates representing the tendered Shares should be delivered to the Depositary, or Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book-Entry Transfer Facilities (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 2 of the Offer to Purchase.

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  The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent or the undersigned, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          MORGAN STANLEY & CO.
                                                   Incorporated

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PARENT, THE PURCHASER, THE DEALER MANAGER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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